Exhibit 10.1

LEASE

THIS LEASE AGREEMENT (the “Agreement”) is made as of the 25th day of January, 2014, (the “Effective Date”), by and between Maffei Family Leasing ("Landlord") and Vu1 Corporation, ("Tenant").  Landlord and Tenant hereby agree as follows:

1.	PREMISES.

1.1 Premises.  Landlord leases to Tenant and Tenant leases from Landlord for the term, at the rental, approximately 4600 square feet at 1001 Camelia Street  in the City of Berkeley, County of Alameda, State of California.

2.	TERM.

2.1 Term.  The term of this Lease begins on February 1, 2014, (the “Commencement Date”) and ends two years later, on January 31, 2016, unless sooner terminated under the provisions of this Lease.

3.	RENT.

3.1 Deposit First Month’s Rent and Security Deposit equal to one month’s rent due on Lease Commencement for a total of $10,000;
3.2 Base Rent.  Except as otherwise provided in this Lease, beginning on January 1, 2014, Tenant shall pay to Landlord as monthly base rent $4,356 per month for the duration of the Term.
3.3 (Reserved)

3.4 When Paid.  Rent shall be payable in advance on the first day of each calendar month during the term hereof.  Rent for any partial month at the commencement or termination of this Lease shall be prorated, based upon the daily Rent then in effect (calculated on the basis of a 365-day year) and the number of days during the month that the term of this Lease is in effect.

3.5 All Rent.  All amounts payable or reimbursable by Tenant to Landlord under this Lease shall constitute "Rent" and shall be payable and recoverable as Rent in the manner provided in this Lease.  All Rent shall be paid to Landlord in lawful money of the United States at the address specified herein or at such other place as Landlord may from time to time designate in writing.

4.
No Bar.  No security or guaranty which may now or hereafter be furnished Landlord for the payment of the rent herein reserved or for performance by Tenant of the other covenants or conditions of this Lease shall in any way be a bar or defense to any action in unlawful detainer, or for the recovery of the Premises, or to any action which Landlord may at any time commence for a breach of any of the covenants of conditions of this Lease.

5.	REAL PROPERTY TAXES.

5.1 Payment of Taxes.  Tenant shall reimburse Landlord for approximately 5.51% of the taxes payable by Landlord.  This will be fixed at $523.22 per month for the duration of the Term. As used herein, the term “tax” shall include any form of assessment, license fee, commercial rental tax, levy, penalty, or tax (other than inheritance or estate taxes), imposed by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement district thereof, as against any legal or equitable interest in the Premises or in the real property of which the Premises are a part, or against Landlord’s right to rent or other income therefrom, or as against Landlord’s business of leasing the Premises or any tax imposed in substitution, partially or totally, of any tax previously included within the definition of real property tax, or any additional tax the nature of which was previously included within the definition of real property tax.  .

5.2 Personal Property Taxes.

5.2.1 Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or elsewhere.  When possible, Tenant shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord.

5.2.2 If any of Tenant’s said personal property shall be assessed with Landlord’s real property, as shown on the worksheets of the Alameda County Assessor’s report, Tenant shall pay Landlord the taxes attributable to Tenant not less than ten days prior to the due date.

6.	UTILITIES.

6.1 Tenant shall pay for all water, gas, heat, light, power, telephone, garbage disposal, service charges, and other utilities and services supplied to the Premises, together with taxes thereon.  Tenant shall pay to Landlord a fixed amount of $120.78 per month for the duration of the Term for its share of the water bill.

7.	USE.

7.1 Use.  The Premises shall be used and occupied only for Tenant’s research and development, administrative and related activities and ancillary office space, thereto, and for no other business or purpose without the prior written consent of Landlord, which shall not be unduly withheld.  No hazardous waste or hazardous materials (as defined under federal, State of California, or County of Alameda or City of Berkeley law, ordinance, regulation or statute) will be used, placed or stored on the Property.  Tenant agrees to indemnify, defend with counsel selected by Landlord, and hold Landlord harmless from any and all claims arising from the presence of Hazardous Substances on, in, under or about the Property the presence of which were or claimed to be a result of Tenant’s conduct during the Term of the lease.  Without limiting the generality of the foregoing, this indemnification obligation shall specifically cover costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal, or restoration work required by any federal, state or local government agency or political subdivision, or by any third party resulting from the presence or the suspected presence of Hazardous Substances in, on, under or about the Property resulting from Tenant’s conduct during the Term.  Under no circumstances does this indemnification include site conditions, known or unknown, that existed prior to the commencement of the Term.

7.2 Compliance with Law.  Tenant shall, at Tenant’s expense, comply promptly with all applicable statutes, laws, ordinances, rules, regulations, orders, restrictions of record, and requirements in effect during the term or any part of the term hereof regulating the condition of the Premises or use thereof by Tenant, including environmental and hazardous waste laws and regulations.  Tenant shall not use nor permit the use of the Premises in any manner that will tend to create waste or a nuisance of, if there shall be more than one tenant in the Building, shall tend to disturb such other tenants.

7.3 No Warranty by Landlord.  Tenant hereby acknowledges that it has inspected the Premises and all improvements on the Premises, including any and all buildings on and appurtenances to the Premises, and that the Premises, improvements, buildings and appurtenances are, on the date of this Lease, in good order, repair, and condition.  By entry hereunder Tenant accepts the Premises in being in good, sanitary order, condition and repair.  Landlord has not made, and does not make, any warranty or representation that the Premises are zoned or otherwise permitted for the uses or purposes intended by Tenant.  Tenant is solely responsible for obtaining all business and use permits which may be required for its business and the use of the Premises for its purposes.

7.4 Tenant Improvements by Tenant.  Tenant, at its sole cost and expense, shall provide for its own tenant improvements (“Alterations”), including telephone, cable, data transmission and facsimile set up, which shall be subject to Landlord's prior approval, such approval not to be unreasonably withheld. All work shall comply with all applicable codes and regulations (including but not limited to the ADA) and shall be performed by licensed contractors. Tenant shall at all times keep the Premises and the Building free from any mechanic’s liens or other liens arising from Tenant’s Alterations.

8.	MAINTENANCE, REPAIRS AND ALTERATIONS.

8.1 Tenant’s Obligations.  Landlord, at Landlord's expense, shall provide janitorial service to all common areas and Tenant, at Tenant’s expense, shall provide janitorial service to its Premises. Tenant shall maintain the cleanliness of the Premises at a level consistent with other comparable businesses. Tenant agrees that the Premises are now in good order, condition and repair, and agrees to keep the Premises in such good order and condition and shall perform repairs when necessary, which agreement and obligation shall apply to which every part thereof, structural and nonstructural (whether or not such portion of the Premises requiring repair, or the means of repairing the same are reasonably or readily accessible), except as set forth in Paragraph 8.5, below, and including, without limiting the generality of the foregoing, the following: plumbing, heating, air conditioning, ventilating, electrical, lighting facilities and Landlord owned equipment within the Premises; fixtures; interior walls ceilings; floors, windows, doors, plate glass and skylights located, and all landscaping, driveways, fences and signs located, on the Premises; and sidewalks and parkways adjacent to the Premises.  At the expiration or earlier termination of the term, Landlord will cause an inspection of the heating and air conditioning equipment in the Premises by Tenant’s mechanical contractor, or if Tenant does not have a service contract in force, by a contractor of Landlord’s selection, and obtain a cost estimate to bring such equipment to good working order if defects are noted and reasonably ascertained to be caused by actions of Tenant, and Tenant agrees to pay to Landlord on demand an amount equal to seventy-five percent (75%) of the total cost estimate, which shall be deemed Tenant’s deferred repair obligation after excepting fair wear and tear.    Landlord shall not be liable for, and Tenant shall not be entitled to, any damages or any abatement or reduction of rent by reason of the failure of any such equipment, facilities, fixtures or services.  Tenant waives any provisions of Civil Code ''1941 and 1942 with respect to Landlord’s obligations, if any, for habitability/tenant-ability of the Premises and Tenant’s right to make repairs and deduct the expenses of such repairs from rent.

8.2 Allocation of Other Costs.  If Landlord reasonably determines that any items of maintenance, repair or replacement disproportionately benefit the Premises or have been caused by Tenant’s use of the Premises, or by the acts or omissions of Tenant or Tenant’s employees, agents, contractors or invitees, Landlord shall specially allocate to Tenant and Tenant shall pay to Landlord such additional cost(s) as Landlord shall equitably apportion to the Premises.  Further, if Landlord reasonably determines that any items of maintenance, repair or replacement disproportionately benefit the other portions of the Building which the Premises are a part, or are caused by Landlord or another tenant of the Building which the Premises are a part, or his or their employees, agents, contractors or invitees, Landlord shall reduce Tenant’s cost therefore in an equitable manner.  Unless Tenant raises any objections to Landlord’s notice of such reallocation within thirty (30) days after notice of the same, such reallocation shall conclusively be deemed correct and Tenant shall have no right thereafter to dispute the reallocation.  If Tenant does timely object to the reallocation, Landlord and Tenant shall attempt, in good faith, to resolve the dispute.  If Landlord and Tenant are unable to reach a good faith resolution within thirty (30) days of Tenant’s objection, then the dispute shall be submitted to arbitration before an attorney or retired judge with at least five (5) years experience in commercial lease disputes and mutually acceptable to the parties.  If no such mutually acceptable arbitrator can be agreed to, then each party shall submit the name of an acceptable arbitrator, and a coin toss will determine the arbitrator.  Such arbitration shall not allow for discovery and shall be completed within thirty (30) days after selection, and the result shall be binding.  Neither timely objection by Tenant, nor initiation of the dispute resolution process, shall postpone the time for payment of any amounts due Landlord as determined by Landlord pursuant to reallocation.  Should the result of arbitration be that Landlord’s reallocation was incorrect, then Landlord will refund the amount determined to be misallocated.

8.3 Surrender.  On the last day of the terms hereof, or on any sooner termination, Tenant shall surrender the Premises to landlord in the same condition as when received, broom clean.  Tenant shall repair any damage to the Premises occasioned by the removal of Tenant’s trade fixtures, furnishings and equipment pursuant to Paragraph 8.6.3, which repair shall include the patching and filling of holes and repair of structural damage.

8.4 Landlord’s Rights.

8.4.1 If Tenant fails to perform Tenant’s obligation under this Paragraph 8, Landlord may at its option (but shall have no obligation or duty to) enter upon the Premises, after ten days’ prior written notice to Tenant, and put the same in good order, condition and repair, and the cost thereof together with interest thereon at the rate of ten percent (10%) per annum from the date of advancement to the date of repayment shall become due and payable as additional rental to Landlord together with Tenant’s next rental installment.

8.4.2 Landlord shall have the right to enter the Premises at reasonable times and upon 48 hours notice for the purpose of improving the Building or performing maintenance on other premises in the Building, including the right to erect and maintain such scaffolding, canopies and fences as may be required, provided, however, that during any such period, the minimum monthly rent payable shall be proportionately reduced based upon the extent of interference engendered thereby to Tenant’s business.

8.5 No Obligation by Landlord.  Notwithstanding any other provision hereof, Landlord at its expense shall maintain and repair the structural portions of the Premises, including the structural portions of the exterior walls and the structural portions of the roof, utility lines, sewer lines (to a point upon entry but not within Tenant’s Premises)  unless such maintenance and repair are caused in part or in whole by the act, neglect, fault or omission of any duty by the Tenant, its agents, servants, employees, invitees, or any damage caused by breaking and entering, in which case Tenant shall pay to Landlord the actual cost of such maintenance and repairs.  Landlord shall not be liable for any failure to make such repairs or to perform any maintenance unless such failure shall persist for three months after written notice of the need of such repairs or maintenance is given to Landlord by Tenant.  There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of  the Premises or in or to fixtures, appurtenances and equipment therein.  Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

8.6 Alterations and Additions

8.6.1 Tenant shall not make any alterations, improvements, additions, or utility installations in, on or about the Premises, except upon ten days’ prior written notice to Landlord and, for structural alterations of any amount and for nonstructural alterations exceeding Ten Thousand Dollars ($10,000) in cost, upon Landlord’s prior written consent, which shall not be unreasonably withheld.  As used in this Paragraph 8.6 the term “Utility Installations” shall mean bus ducting, power panels, wiring, fluorescent fixtures, space heaters, conduits, air conditioning equipment and plumbing.  For structural alterations of any amount and for nonstructural alterations exceeding Ten Thousand Dollars ($10,000) in cost, Tenant shall present detailed plans to Landlord for Landlord’s evaluation and written consent.  If Landlord shall give its consent, the consent shall be deemed conditioned upon Tenant acquiring a permit to perform the work from appropriate governmental agencies, the furnishing of a copy thereof to Landlord prior to the commencement of the work and the compliance by Tenant with all conditions of said permit in a prompt, expeditious, and workmanlike manner.  Landlord may require that Tenant remove any or all of said alterations, improvements, additions or Utility Installations at the expiration of the term, and restore the Premises to their prior condition.  Should Tenant make any alterations, improvements, additions or Utility Installations without the prior approval of Landlord, Landlord may require that Tenant remove any or all of the same.

8.6.2 Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use in the Premises, which claims are or may be secured by any mechanics’ or materialmen’s lien against the Premises or any interest therein.  Tenant shall give Landlord not less than 30 days’ notice prior to the commencement of any work in the Premises, and Landlord shall have the right to post notices of nonresponsibility in or on the Premises as provided by law.  If Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense, defend itself and Landlord against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereto against Landlord or the Premises, upon the condition that if Landlord shall require, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to such contested lien, claim or demand indemnifying Landlord against liability for the same and holding the Premises free from the effect of such lien or claim.  In addition, Landlord may require Tenant to defend Landlord in such action if Landlord shall reasonably determine that it is to its best interest to do so.

8.6.3 Unless Landlord requires their removal, as set forth in Paragraph 8.6.1, all alterations, improvements, additions and Utility Installations (whether or not such Utility Installations constitute trade fixtures of Tenant), which may be made on the Premises, shall remain upon and become the property of Landlord at the expiration of the term, to be surrendered with the Premises at that time.  Notwithstanding the provisions of this Paragraph 8.6.3, Tenant’s trade fixtures, machinery and equipment, other than that which is affixed to the Premises so that it cannot be removed without material unrepaired damages to the Premises, shall remain the property of Tenant and may be removed by Tenant subject to the provisions of Paragraph 8.3.  Tenant shall not be required to remove landscaping, if any, installed by Tenant on the Premises.

9.	INSURED INDEMNITY.

9.1 Liability Insurance.  Tenant shall, at Tenant’s expense, obtain and keep in force during the term of this Lease a policy or policies of Combined Single Limit, Bodily Injury and Property Damage Insurance insuring Landlord and Tenant against any liability arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto.  Such insurance shall be a combined single limit policy in an amount not less than One Million Dollars ($1,000,000).  The policy shall contain cross liability endorsements and shall insure performance by Tenant of the indemnity provisions of this Paragraph 9.  The limits of said insurance shall not, however, limit the liability of Tenant hereunder. Said insurance shall have a Landlord’s Protective Liability endorsement attached thereto.  If Tenant shall fail to procure and maintain said insurance, Landlord may, but shall not be required to, procure and maintain the same, but at the expense of Tenant.  Not more frequently than each two (2) years, if, in the reasonable opinion of Landlord, the amount of liability insurance required hereunder is not adequate, Tenant shall increase said insurance coverage as required by Landlord.  The failure of Landlord to require any additional insurance coverage shall not be deemed to relieve Tenant from any obligations under this Lease.

9.2 Property Insurance.  Tenant at its cost shall obtain and maintain in full force and effect on all its trade fixtures, furniture, equipment, inventory and improvements in or about the Premises or used at the Premises, a policy of policies of fire insurance with extended coverage, including also vandalism and malicious mischief, boiler and machinery endorsements, to the extent of 100% of their replacement value.  During the lease term, the proceeds from any such policy or policies of insurance shall be used only for the repair or replacement of the trade fixtures, furniture, equipment and improvement installed by or at the expense of Tenant.  Tenant shall also, at its sole expense, procure and maintain during the term of this Lease, insurance on all plate glass on the Premises.  Landlord shall be designated and maintained as an additional insured with Tenant on such insurance policies.

9.3 Insurance Policies.  Insurance required of Tenant under Paragraphs 9.1 and 9.2 shall be in companies reasonably acceptable to Landlord.  Tenant shall deliver to Landlord copies of policies of such insurance or certificates evidencing the existence and amounts of such insurance with loss payable clauses satisfactory to Landlord.  No such policy shall be cancelable or subject to reduction of coverage or other modification except after ten days’ prior written notice to Landlord.  Tenant shall, within ten days prior to the expiration of such policies, furnish Landlord with renewals or “binders” thereof.  Tenant shall not do or permit to be done anything which shall cause the Insurer to assign a higher risk category to the Premises which increases the cost of the insurance policies referred to in Paragraph 9.1.  If Tenant does or permits to be done anything which shall increase the costs of said insurance policies, then Tenant shall forthwith upon Landlord’s demand reimburse Landlord for any additional premiums attributable to any act or omission or operation of Tenant causing such increase in the cost of insurance.

9.4 Waiver of Subrogation.  Tenant and Landlord each hereby waive any and all rights of recovery against the other, or against the officers, employees, consultants, agents and representations of the other, for loss or damage of such waiving party or its property or the property of others under its control to the extent that such loss or damage is insured against under any insurance policy in force at the time of such loss or damages.  Tenant shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

9.5 Indemnity.  Except for loss proven to arise from Landlord’s active negligence or intentional acts, Tenant shall indemnify and hold harmless Landlord from and against any and all claims arising from Tenant’s use of the Premises, or from the conduct of Tenant’s business or from any activity, work or things done, permitted or suffered by Tenant in or about the Premises or elsewhere and shall further indemnify and hold harmless Landlord from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any negligence of Tenant, or any of Tenant’s agents, contractors, or employees, and from and against all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against Landlord by reason of any such claim, Tenant upon notice from Landlord shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord.  Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons, in, upon or about the Premises arising from any cause and Tenant hereby waives all claims in respect thereof against Landlord.

9.6 Exception of Landlord from Liability.  Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for damage to the goods, wares, merchandise or other property of Tenant, Tenant’s employees, invitees, customers, or any other person in or about the Premises, nor shall Landlord be liable for injury to the person of Tenant, Tenant’s employees, agents or contractors, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause whether the said damage or injury results from conditions arising upon the Premises or upon portions of the Building, or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant.  Landlord shall not be liable for any damages arising from any act or neglect of any other tenant, if any, of the Building.

10.	DAMAGE, DESTRUCTION, OBLIGATION TO REBUILD, RENT ABATEMENT.

10.1 Obligation to Rebuild -- Insured Peril.  In the event the Premises or the Building in which the Premises are located are destroyed or materially damaged by any peril insured under fire and extended coverage insurance carried by Landlord, then Landlord shall restore such damage, provided insurance proceeds are available to pay eighty (80%) per cent or more of the cost of restoration and provided such restoration can be completed within sixty (60) days after the date of destruction or material damage in the opinion of a registered architect or engineer appointed by Landlord.  In such event this Lease shall continue in full force and effect, except that Tenant shall be entitled to proportionate reduction of rent while such restoration takes place, such proportionate reduction to be based upon the extent to which the restoration efforts interfere with Tenant’s business in the Premises.

10.2 Obligation to Rebuild B Uninsured Peril.  If the Premises or the Building in which the Premises are located are destroyed or materially damaged from a cause not insured against, or the proceeds of available insurance are less than eighty percent (80%) of the cost of restoration, or if the restoration cannot be completed within sixty (60) days after the date of destruction or material damage in the opinion of the registered engineer or architect appointed by Landlord, the Landlord shall have the option either to (1) repair or restore such damage, this Lease continuing in full force and effect, but the rent to be proportionately abated as hereinabove provided, or (2) give notice to Tenant at any time within thirty (30) days after such damage terminating this Lease as of a date to be specified in such notice, which date shall be not less than thirty (30) days nor more than sixty (60) days after giving such notice.  In the event of the giving of such notice of termination, this lease shall terminate and all interest of Tenant in the Premises shall terminate as of the date so specified in such notice and the rent, reduced by an proportionate reduction based upon the extent, if any, to which said damage interfered with the use and occupancy of Tenant, shall be paid to the date of such termination.

10.3 Damage Near End of Term.  If the Premises are substantially or completely destroyed or damaged during the last six (6) months of the term of this Lease, Landlord or Tenant may cancel and terminate this Lease by giving written notice to the other of the election to do so within thirty (30) days after the date of occurrence of such damage.

10.4 Waiver.  Except as expressly provided otherwise in this Lease, damage to or destruction of the Premises shall not terminate this Lease or result in any abatement of rents or other monies payable under this Lease.  Tenant waives any right of offset against Tenant’s rent obligations provided by any statute or rule of law in connection with Landlord’s duties of repair and restoration under this Lease.  Tenant also waives the provisions of California Civil Code sections 1932(2) and 1933(4) which relate to termination of leases when the thing leased is destroyed and agrees that such event shall be governed by the terms of this Lease.

11.	ASSIGNMENT AND SUBLETTING.

11.1 Landlord’s Consent Required.  Tenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises, without Landlord’s prior written consent, which Landlord shall not unreasonably withhold.  Any attempted assignment, transfer, mortgage, encumbrance or subletting without such consent shall be void, and shall constitute a breach of this Lease.  If Landlord consents to an assignment or a sublease and any amounts or consideration are payable to Tenant in excess of the rent due from Tenant pursuant to the provisions of this Lease, Tenant shall pay to Landlord one-half of all such amounts or consideration paid to Tenant pursuant to the provisions of Paragraph 11.3 hereof.

11.2 Tenant Affiliate.  Notwithstanding the provisions of Paragraph 11.1 hereof, Tenant may assign or sublet the Premises, or any portion thereof, without Landlord’s consent, to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from the merger or consolidation with Tenant, or to any person or entity which acquires substantially all the assets of Tenant as a going concern of the business that is being conducted on the Premises, provided that said assignee assumes, in full, the obligations of Tenant under this Lease.  Any such assignment shall not, in any way, affect or limit the liability of Tenant in any way.

11.3 Consideration.  If Tenant shall assign or sublet with consent of Landlord the Premises or any portion thereof, then one-half of any consideration paid by the assignee or sublessee to Tenant that exceeds the Rent payable under this Lease for such portion of the Premises subject to such assignment or sublease shall be due, owing and payable from Tenant to Landlord when paid after first crediting for Tenant’s account the actual cost of broker’s commissions paid by Tenant with regard to the assignment or subletting, and the cost, if any, of improvements made to the Premises in order to procure the assignee or subtenant.  For the purpose of this paragraph, the rent for each square foot of the Premises shall be deemed equal.  If Tenant shall assign or sublet the Premises or any part, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all consideration and rent therefrom and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such consideration and rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of an act of default by Tenant, Tenant shall have the right to collect such rent.

11.4 No Release of Tenant.  Regardless of Landlord’s consent, no subletting or assignment shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder.  The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof.  Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting.  In the event of default by any assignee of Tenant or any successor of Tenant, in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said assignee.  Except for assignment, subleases, amendments, or modifications by Tenant’s affiliate(s) as defined in Paragraph 11.2 hereof, subsequent assignments or subletting of this Lease or material amendments or modifications to this Lease with assignees of Tenant shall require consent of Landlord and Tenant unless Tenant is relieved of liability under this Lease.

11.5 Attorneys’ Fees.  In the event Tenant shall assign or sublet the Premises or request the consent of Landlord to any assignment or subletting, or if Tenant shall request the consent of Landlord for any act that Tenant proposes to do then Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in connection therewith.

12.	DEFAULTS; REMEDIES.

12.1 Defaults.  The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant:

12.1.1 The vacating or abandonment of the Premises by Tenant.

12.1.2 The failure by Tenant to make any payment of rent or any other payment required to be made by Tenant hereunder, as and when due.

12.1.3 (a) The making by Tenant of any general assignment, or general arrangement for the benefit of creditors; (b) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within 90 days); (c) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within 60 days; (d) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises, or of Tenant’s interest in this Lease, where such seizure is not discharged within 60 days; or (e) The discovery by Landlord that any financial statement given to Landlord by Tenant, any assignee of Tenant, any subtenant of Tenant, any successor in interest of Tenant or any guarantor of Tenant’s obligations hereunder, and any of them, are materially false.

12.2 Remedies.  In the event of any such material default or breach by Tenant, Landlord may at any time thereafter, upon 10 days written notice and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default or breach:

12.2.1 Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to landlord.  In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default including, but not limited to, the cost of recovering possession of the Premises, including reasonable attorneys’ fees; expenses of reletting, including reasonable renovation and alteration of the Premises, reasonable attorneys’ fees, and any real estate commission actually paid; the worth at the time of award of unpaid rent which had been earned at the time of termination; the worth at the time of the award of the amount by which the unpaid rent which would have been earned after Termination or until the time of the award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided.

12.2.2 Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state of California.

12.3 Default by Landlord.  Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than 30 days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligations; provided, however, that if the nature of Landlord’s obligation is such that more than 30 days are required for performance then Landlord shall not be in default if Landlord commences performance within such 30 day period and thereafter diligently pursues the same to completion.

12.4 Late Charges.  Tenant hereby acknowledges that late payment by Tenant to Landlord of rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain.  Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises.  Accordingly, if any installment of rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within ten days after such amount shall be due, Tenant shall pay to Landlord late charges equal to ten percent (10%) of such overdue amount.  The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant.  Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

13.	CONDEMNATION.

13.1 Condemnation.  If the Premises or any portion thereof are taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called “condemnation”), this Lease shall terminate as to the part so taken as of the date the condemnation authority takes title or possession, whichever first occurs.  If more than ten percent (10%) of the floor area of the improvements on the Premises, or more than twenty-five percent (25%) of the land area of the Premises which is not occupied by any improvements, is taken by condemnation, or unsuitable for Tenant’s use, Tenant may, at Tenant’s option, to be exercised in writing only within ten days after landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within ten days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession.  If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the rent and the percentage set forth in Paragraphs 3 and 5 shall be reduced in the proportion that the floor area taken bears to the total floor area of the Premises.  Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages; provided, however, that Tenant shall be entitled to any award for loss of or damage to Tenant’s trade fixtures, removable personal property, and the un-amortized portion of Tenant’s improvements to the Premises, if any, which amortization shall be based upon a fraction, the numerator of which shall be the remaining unexpired term of the Lease from the date of such condemnation, and the denominator of which shall be the period from the date of such improvement to the expiration of the term of the lease, and any award for Tenant’s loss of business, goodwill, or relocation.  In the event that this Lease is not terminated by reason of such condemnation, Landlord in connection with such condemnation repair any damage to the Premises caused by such condemnation except to the extent that Tenant has been reimbursed therefor by the condemning authority.
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13.2   Notices.  All notices required to be given under this Paragraph shall be in writing and shall be given by personal delivery or by certified mail, return receipt requested at the addresses and as provided in this Lease.

14.	OPTION TO EXTEND TERM

Option.  Tenant is given the option to extend the term of this Lease by giving notice of their intent to extend to Landlord no less than 120 days before the expiration of the original term; provided that, if Tenant is in default in its performance of any of the terms on the date the new term is to commence, the new term shall not commence and this Lease shall expire at the end of the original term.  Time is of the essence as to notice of intent to renegotiate.

14.1 Notices.  All notices required to be given under this Paragraph shall be in writing and shall be given by personal delivery or by certified mail, return receipt requested at the addresses provided in this lease.

Rental Payable during New Term.  Base rent will increase by 3% beginning on the first day of the first Option period.

15.	GENERAL PROVISIONS.

15.1 Subordination; Attornment; Nondisturbance.  This Lease is expressly made subject and subordinate to any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Premises or any interest of Landlord therein which is now existing or hereafter executed  or recorded (“Encumbrance”), and any memorandum of this Lease, whether or not recorded in the public records of the county in which the Premises are located, shall so state; provided, however, such subordination shall only be effective, as to future Encumbrances, if the holder of the Encumbrance agrees that this Lease shall survive the termination of the Encumbrance by lapse of time, foreclosure or otherwise so long as Tenant is not in default under this Lease.  Provided the conditions of the preceding sentence are satisfied, Tenant covenants and agrees to execute and deliver, upon request by Landlord and in a form reasonably requested by Landlord, any additional documents evidencing the subordination of this Lease with respect to any such Encumbrance and the nondisturbance agreement of the holder of any such Encumbrance.  If the interest of Landlord in the Building is transferred to any person, (“Purchaser”), by reason of foreclosure or other proceedings for enforcement of any Encumbrance, or by delivery of a deed in lieu of such foreclosure or other proceedings, Tenant shall immediately and automatically attorn to the Purchaser, and this Lease shall continue in full force and effect as a direct lease between the Purchaser and Tenant on the terms and conditions set forth in this Lease.

15.2 Sale.  In the event that Landlord or any successor owner of the Building sells or conveys the Building, all liabilities and obligations of Landlord or the successor owner under this Lease accruing after the sale or conveyance terminates, shall be binding on the new owner, and Tenant shall release Landlord from all liability under this Lease.  Tenant agrees to attorn to the new owner.

15.3 Estoppel Certificate.

15.3.1 Tenant shall at any time upon not less than ten days’ prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the rent and other charges are paid in advance, if any, and (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed.  Any such statement may be conclusively relied upon by any prospective purchaser of encumbrancer of the Premises.

15.3.2 Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant (a) that this Lease is in full force and effect, without modification except as may be represented by Landlord; (b) that there are not uncured defaults in Landlord’s performance; and (c) that not more than one month’s rent has been paid in advance, or such failure may be considered by Landlord as a default by Tenant under this Lease.

15.3.3 If Landlord desires to finance or refinance the Premises, or any part thereof, Tenant hereby agrees to deliver to any lender designated by landlord such information of Tenant as may be reasonably required by such lender to evaluate the creditworthiness of Tenant, not including confidential trade information of Tenant.  All such information shall only be delivered to said Lender upon receipt by Tenant of Lender’s written certification that it shall be deemed confidential and shall be released to no third parties except as may be required by law.

16.
Landlord’s Liability. The term “Landlord,” as used in this Lease, shall mean only the owner or owners of the Building at the time in question.  In the event of any conveyance of title to the Building, then from and after the date of such conveyance, the transferor Landlord shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance.  Notwithstanding any other term or provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord’s interest in the Building as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against Landlord’s partners or members or its or their respective partners, shareholders, members, directors, officers or managers on account of any of Landlord’s obligation or actions under this Lease.

17.	Severability. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

18.
Interest on Past Due Obligations.  Except as expressly herein provided, any amount due Landlord not paid when due shall bear interest at ten percent (10%) per annum from the date due.  Payment of such interest shall not excuse or cure any default by Tenant under this Lease, provided, however, that interest shall not be payable on late charges incurred by Tenant nor on any amounts upon which late charges are paid by Tenant.

19.	Time of Essence. Time is of the essence.

20.	Captions. Article and paragraph captions are not a part hereof.

21.
Incorporation of Prior Agreement; Amendments.  This Lease contains all agreements of the parties with respect to any matter mentioned herein.  No prior agreement or understanding pertaining to any such matter shall be effective.  This Lease may be modified only in writing, signed by the parties in interest at the time of the modification.  Except as otherwise stated in this Lease, Tenant hereby acknowledges that no real estate broker nor the Landlord or any employees or agents of any of said persons has made any oral or written warranties or representations to Tenant relative to the condition or use by Tenant of said Premises and Tenant acknowledges that Tenant assumes all responsibility regarding the Occupational Safety Health Act or the legal use or adaptability of the Premises and the compliance thereof to all applicable laws and regulations enforced during the term of this Lease except as otherwise specifically stated in this Lease.

22.
Notices.  Any notice required or permitted to be given hereunder shall be in writing and may be given by personal delivery or by certified mail, and if given personally or by mail, shall be deemed sufficiently given if addressed to Tenant or to Landlord at the address noted below.  Notice by mail shall be deemed 48 hours after deposit in the U.S. Mail.  Either party may by notice to the other specify a different address for notice purposes, except that upon Tenant’s taking possession of the Premises, the Premises shall constitute Tenant’s address for notice purposes.  A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereafter designate by notice to Tenant.

LANDLORD:
MAFFEI FAMILY LEASING LLC
1398 Tenth St.
Berkeley, CA 94710

TENANT:
Vu1® Corporation
1 Liberty Plaza, 23rd Floor
New York, NY 10006
1-855-Vu1-Bulb

With a copy to:
Spencer G. Feldman, Esquire
OLSHAN FROME WOLOSKY LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Direct: 212.451.2234
Facsimile: 212.451.2222
Email: SFeldman@olshanlaw.com

23.
Waivers.  No waiver by Landlord of any provision hereof shall be deemed to waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision.  Landlord’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act by Tenant.  The acceptance of rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.

24.
Holding Over.  If Tenant remains in possession of the Premises or any part thereof after the expiration of the term hereof without the express written consent of Landlord, such occupancy shall be tenancy from month to month at a rental in the amount of 150% of the last monthly rental plus all other charges payable hereunder, and upon all the terms hereof applicable, excluding any right to extend beyond the original term.

25.	Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

26.
Binding Effect; Choice of Law.  Subject to any provisions hereof restricting assignment or subletting by Tenant, this Lease shall bind the parties, their successors and assigns.  This Lease shall be governed by the laws of the state of California.

27.
Attorneys’ Fees.  If either party named herein brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, on trial or appeal, shall be entitled to reasonable attorneys’ fees to be paid by the losing party as fixed by the court.

28.
Landlord’s Access.  Landlord and Landlord’s agents shall have the right to enter the Premises at reasonable times for the purpose of inspecting the same, showing the same to prospective purchasers, or lenders, or tenants, and making such improvements or additions to the to the Building as Landlord may deem necessary or desirable.  Landlord may at any time place on or about the Premises any ordinary “For Lease” signs.   Landlord shall cause as little interference to Tenant as reasonably possible.  Tenant waives any damage claims for inconvenience to or interference with Tenant’s business or loss of quiet enjoyment caused by Landlord’s entry.

29.	Signs. All signs on the Premises shall be related to Tenant’s business and shall be in accordance with all applicable laws and ordinances.

30.
Merger.  The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not work a merger, and shall, at the option of Landlord, terminate all of any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

31.
Corporate Authority.  If Tenant is a corporation, each individual executing this Lease on behalf of Tenant represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with a duly adopted resolution of the Board of Directors of Tenant or in accordance with the Bylaws of Tenant, and that this Lease is binding upon Tenant in accordance with its terms.  Tenant shall, within 30 days after execution of this Lease, deliver to Landlord a certified copy of a resolution of the Board of Directors of Tenant authorizing or ratifying the execution of this Lease.

32.
Real Estate Brokers.  Tenant agrees to indemnify and hold Landlord harmless from any claim or claims, including costs, expenses and attorneys' fees incurred by Landlord asserted by any broker or finder for a fee or commission based upon any dealings with or statements made by Tenant or its representatives.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease the day and year first above written.

LANDLORD: /s/Tanette Maffei MAFFEI FAMILY LEASING By Tanette Maffei Principal, Operations Director	TENANT: /s/ Matthew DeVries Vu1 Corporation By:Matthew DeVries Title: Chief Financial Officer